EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 5/28/26 to 6/12/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
5/28/2026	Buy	6,700	22.16
5/29/2026	Buy	18,466	22.17
6/1/2026	Buy	708	21.90
6/2/2026	Buy	9,633	22.24
6/3/2026	Buy	31,949	22.16
6/4/2026	Buy	32,102	21.61
6/5/2026	Buy	19,906	21.64
6/9/2026	Buy	3,600	21.14
6/10/2026	Buy	11,081	21.39
6/11/2026	Buy	5,117	21.60
6/12/2026	Buy	29,500	22.30